American High-Income Trust
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 03/31/10
File number 811-05364

77C.           The Board of Trustees of American High-Income Trust presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for the American High-Income Trust are as follows:

Election of Trustees:

Trustee	Votes For	Votes Withheld
Lee A. Ault III	1,003,414,539	26,167,478
David C. Barclay	1,003,744,935	25,837,082
William H. Baribault	1,003,620,281	25,961,736
James G. Ellis	1,003,646,332	25,935,685
Martin Fenton	1,003,686,089	25,895,928
Leonard R. Fuller	1,003,668,524	25,913,493
Paul G. Haaga, Jr.	1,003,645,208	25,936,809
W. Scott Hedrick	1,003,492,532	26,089,485
R. Clark Hooper	1,003,488,991	26,093,026
Merit E. Janow	1,003,523,966	26,058,051
Laurel B. Mitchell	1,003,670,805	25,911,212
Frank M. Sanchez	1,003,637,226	25,944,791
Margaret Spellings	1,003,458,103	26,123,914
Steadman Upham	1,003,476,380	26,105,637

Approval of an agreement to reorganize the fund from a Massachusetts Business Trust into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
782,779,018	22,363,203	224,439,796

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	783,110,608	22,083,812	224,387,597
3b.	783,630,817	21,147,541	224,803,659
3c.	783,958,217	20,074,444	225,549,356
3d.	781,875,762	22,809,115	224,897,140
3e.	781,226,046	23,442,994	224,912,977
3f.	784,114,563	19,577,664	225,889,790
3g.	779,929,878	23,004,621	226,647,518

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
772,462,433	31,055,641	226,063,943

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
774,886,274	27,251,808	227,443,935

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
765,370,591	35,980,812	228,230,614

*Includes broker non-votes.